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                                                                    EXHIBIT 99.1

FIBERNET COMPLETES EXPANSION OF CREDIT FACILITY
TO $105 MILLION

NEW YORK, NY (February 14, 2001) - FiberNet Telecom Group, Inc. (Nasdaq:
FTGX) announced today that it has completed the expansion of its senior secured credit facility to $105 million from $75 million. The facility was arranged through Deutsche Banc Alex. Brown Inc., First Union Securities, Inc. and Toronto Dominion (USA) Securities Inc. and consists of a revolving credit facility and a multi-draw term loan facility. The maturity of the credit facility has been extended to six years from four and one-half years, and the initial interest rate was lowered to LIBOR + 4.5% from LIBOR + 6%. FiberNet entered into its original credit agreement on April 11, 2000. FiberNet intends to continue to use the funds available under the expanded facility for the deployment and operation of its next generation, fiber optic networks, for working capital and for general corporate purposes.
With this new capital, the company believes that it is fully financed to complete the build out of its facilities in its three markets, New York City, Chicago and Los Angeles.

"The expanded credit facility is another vote of confidence in FiberNet by this group of premier lending institutions," Michael S. Liss, President and CEO of FiberNet, said. "We believe that our access to capital will bolster our position as a leader in metropolitan optical connectivity."
About FiberNet

FiberNet Telecom Group, Inc. is a carrier's carrier that designs, builds and operates 100% fiber optic transmission networks in major cities. The company's Metropolitan Transport Networks (MTNs) link carrier hotels and multi-tenant office buildings. FiberNet enters into license agreements with nationwide property owners to design, build, and operate FiberNet
In-building Networks (FINs) within Class A commercial properties.

FiberNet has lit multiple strands of fiber on its MTN throughout New York City, with plans to introduce its services to other cities. The FiberNet network utilizes a diversely routed SONET ring architecture that extends from premier carrier hotels to Class A office buildings equipped with a FIN. By offering carrier class backbone reliability directly to tenants and carrier premises, FiberNet is seeking to set a new standard in the speed of local loop delivery and connectivity of DS1 to OC192, and 10/100b Ethernet circuits. For more information on FiberNet, please visit the Web site, at
<http://www.ftgx.com/>.

This press release may include projections or forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes,"
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"seeks," "estimates" and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not historical facts but instead represent only management's current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of FiberNet's control. It is possible that FiberNet's actual results and financial position may differ, possibly materially, from those expressed, implied or forecasted in these forward-looking statements. For a discussion of some of the risks and factors that could affect FiberNet's future results and operations, see our registration statement on Form S-3 (as filed with the SEC on January 10, 2001), under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements.